EXHIBIT 99.3
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P R E S S   R E L E A S E
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                              FAB INDUSTRIES, INC.

 200 MADISON AVENUE * NEW YORK, N.Y. 10016 * (212) 592-2700 * FAX (212) 689-6929

        FOR IMMEDIATE RELEASE:                        FAB INDUSTRIES, INC.
                               200 MADISON AVENUE
                              NEW YORK, N.Y. 10016

                           FAB INDUSTRIES, INC. (ASE)
 EXECUTES A DEFINITIVE AGREEMENT FOR THE SALE, ON A GOING CONCERN BASIS, OF ALL
      OF ITS ASSETS AND THE ASSUMPTION OF ALL OF ITS LIABILITIES TO SSJJJ
                    MANUFACTURING, LLC FOR $3.15 PER SHARE.
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NEW YORK, N.Y. - May 27, 2005 - Fab Industries, Inc. (the "Company"), a
manufacturer of knitted textile fabrics, laces, related finished home products and laminated fabrics, today announced that it entered into a definitive agreement for the "as is, where is" sale, on a going concern basis, of all of its assets and the assumption of all of its liabilities to SSJJJ Manufacturing, LLC, an acquisition vehicle owned by several members of the Company's management, including Steven Myers, the Company's President and Chief Operating Officer ("SSJJJ"), at a cash price of $3.15 per share, for an aggregate consideration of $16,427,347. The purchase price will be paid at the closing of the transaction by having the Company retain an amount of cash equal to $16,427,347, with any cash shortfall from such amount to be paid by SSJJJ.

         A Special Committee (the "Special Committee") of the Company's Board of Directors (the "Board of Directors"), comprised solely of independent directors, evaluated and negotiated two offers-one made by SSJJJ and the other made by a third party group comprised of shareholders of the Company holding approximately ten percent (10%) of the Company's common stock. After considering a liquidation scenario in lieu of the offers, upon consultation with its financial advisor, the Special Committee unanimously recommended SSJJJ's offer to the Board of Directors. The Board of Directors subsequently approved SSJJJ's offer. The definitive agreement for the sale contains a fiduciary out provision, except that the members of the third party shareholder group who submitted an offer will not be permitted to submit another offer for the Company.

         The closing on the asset sale is subject to the Company reaching a final settlement of its previously disclosed shareholder litigation. The Company and the plaintiffs have entered into a Memorandum of Understanding with respect to the settlement of the shareholder litigation. Pursuant to the Memorandum of Understanding, the settlement of the litigation is subject to the plaintiffs' review of the integrity of the sale process and the final approval by the court. The Memorandum of Understanding contemplates that the Company and the plaintiffs will file settlement documents with the court in the next several days.

         Under the Company's Plan of Liquidation and Dissolution (the "Plan") that was adopted by the Company's stockholders on May 30, 2002, the Company is required to transfer its assets and liabilities to a liquidating trust for the benefit of the Company's stockholders on May 30, 2005 if the Company's business has not been sold by such date. The Plan further provides that, upon the transfer of the Company's assets and liabilities to the trust, the Company's stock transfer books will close and its common stock will be delisted from trading on the AMEX. Since May 30, 2005 is not a business day, the transfer to the trust and the delisting of the Company's common stock from AMEX will occur following the close of business on Friday, May 27, 2005. Consequently, Friday, May 27, 2005, will be the last day the Company's common stock will trade on the AMEX. The Company will file its certificate of dissolution, effective as of the close of business on Friday, May, 27, 2005, at which time all of the Company assets, including the definitive agreement for the sale of the business, and all of the Company's liabilities will be transferred to the Fab Industries Trust. Thereafter, certificates representing shares of Company common stock will not be


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assignable or transferable, except by will, intestate succession or by operation of law and the proportionate interests of all of the Company's stockholders in the trust will be fixed on the basis of their respective stock holdings at the close of business on Friday, May 27, 2005. After such date, any distributions made by the trust will be made solely to the stockholders of record of the Company at the close of business on May 27, 2005, except as may be necessary to reflect subsequent transfers by will, intestate succession or by operation of law. The interests in the trust will not be transferable, except transfers by will, intestate succession or by operation of law. The trustee of the trust will be Mr. Samson Bitensky, the Company's Chairman and Chief Executive Officer and the trust will have a three year duration.

         Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, but not limited to, the following: the actual amount of the aggregate liquidating distribution(s) made to the stockholders; whether the sale of the Company's business as a going concern will be consummated; overall economic and business conditions; our continuing ability to support the demand for our goods and services; competitive factors in the industries in which we compete; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; material contingencies provided for in a sale of our assets; de-listing of our common stock from the American Stock Exchange; our ability to retain key employees pending the consummation of a sale; and any litigation arising as a result of our plan to wind down our operations or sell the Company's business. Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on form 10-K for the year ended November 27, 2004. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release.

                     WEBSITE: HTTP://WWW.FAB-INDUSTRIES.COM

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CONTACT INFORMATION:

David Miller                                        James M. Dubin
Vice President - Chief Financial Officer            Partner
Fab Industries, Inc.                                Paul, Weiss, Rifkind, Wharton &Garrison LLP
(212) 592-2865                                      (212) 373-3026
david.miller@fab-industries.com                     jdubin@paulweiss.com
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